Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Experts,” “Summary Historical Financial Information and Other Data” and “Selected Historical Consolidated Financial Information” and to the use of our report dated February 22, 2006, in the Registration Statement (Amendment No. 2 to Form S-1) and related Prospectus of PGT, Inc. dated May 25, 2006.
/s/  Ernst & Young LLP
Tampa, Florida
May 24, 2006